EXHIBIT 99.1
 Press Release Dated April 6, 2004




          PARK CITY GROUP REDUCES LIABILITIES BY MORE THAN $1 MILLION
                       IN BALANCE SHEET IMPROVEMENT PLAN

Mrs. Fields Cookies Co-Founder Randall K. Fields Views Liability Reduction as a Significant Achievement


PARK CITY, UTAH - April 06, 2004 - Park City Group, Inc. (OTCBB: PKCY) announced that in addition to increasing sales and achieving another profitable quarter, the Company has been able to make substantial improvements to its balance sheet. "One of our stated business objectives has been to improve our balance sheet and we have made very significant progress in achieving this objective. As a matter of fact, in the current quarter alone, we are substantially ahead of what we had expected would take a number of quarters to accomplish in terms of reducing our liabilities. We consider this to be at least as important as the improvement to our revenues and profits last quarter," states Randy Fields, CEO and President of Park City Group, Inc.

Total liabilities, exclusive of deferred revenue, have been reduced by over $1,000,000 from December 31, 2003. Deferred revenue represents the collections in advance for annual software maintenance agreements, which is shown as a liability, but is recorded as revenue each month over the term of the agreement. No repayments of deferred revenue are required.

"In addition to reducing liabilities, it is impressive to note that we ended the quarter with a significant cash balance. We saw our cash grow both compared to the prior quarter and compared to the same quarter a year ago," said Fields. "This has been an achievement that is shared by the entire Company, as each part of the organization delivered what was needed to accomplish this goal. We recognize the need to continue focusing our attention on improving our balance sheet and we are optimistic that the improvements will continue through the course of this year."

About Park City Group:
Park City Group, Inc. develops and markets patented computer software that helps its retail customers to increase their sales while reducing their inventory and labor costs: the two largest, controllable expenses in the retail industry. The technology has its genesis in the operations of Mrs. Fields Cookies, co-founded by Randy Fields, CEO of Park City Group, Inc. Industry leading customers such as The Home Depot, Victoria's Secret, The Limited, Anheuser Busch Entertainment and Tesco Lotus benefit from our software. Feel free to contact us (Media Contact Randy Fields) at 800.772.4556 or info@parkcitygroup.com. To find out more about Park City Group (OTCBB: PKCY), visit our website at www.parkcitygroup.com.

Statements in this press release that relate to Park City Group's future plans, objectives, expectations, performance, events and the like are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Future events, risks and uncertainties, individually or in the aggregate, could cause actual results to differ materially from those expressed or implied in these statements. Those factors could include changes in economic conditions that may change demand for the Company's products and services and other factors discussed in the "forward-looking information" section and the "risk factor" section of the management's discussion and analysis included in the Company's report on Form 10-K for the year ended June 30, 2003 filed with the Securities and Exchange Commission. This release is comprised of interrelated information that must be interpreted in the context of all of the information provided and care should be exercised not to consider portions of this release out of context. Park City Group uses paid services of investor relations organizations to promote the Company to the investment community. Investments in any company should be considered speculative and prior to acquisition, should be thoroughly researched. Park City Group does not intend to update these forward-looking statements prior to announcement of quarterly or annual results.